Exhibit 10.37
400 Centennial Parkway,
Suite 2
Louisville, CO 80027
May 28, 2010
David Howson
8802 Lakeside Court
Boulder, CO 80301
Dear David:
Zayo Group (the “Company”) is pleased to offer you the position of President zColo reporting to Dan Caruso. The starting salary offered for this position is Two-Hundred Forty Thousand Dollars ($240,000) per year, payable semi-monthly on the 15th and the last day of each month. You also are eligible to participate in the Company’s discretionary bonus program with a target annual bonus of Forty Percent (40%) of your annualized salary beginning in the first full quarter of your employment. Your salary and target bonus, as well as additional compensation and benefit components, are more fully described below.
Subject to approval by the Board of Managers of the Company, your compensation and benefits will include the following components:
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Base Salary. As compensation for your performance of the duties of President of Zayo zColo, the Company shall pay you a base salary of Two-Hundred Forty Thousand Dollars ($240,000) per year (“Base Salary”), subject to applicable federal, state, and local withholding. Such Base Salary shall be paid to you in the same manner and on the same payroll schedule in which all Company employees receive payment. Any increases in your Base Salary for years beyond the first year of employment shall be in the sole discretion of the Company management, and nothing herein shall be deemed to require any such increase. Your salary will be prorated based on your actual start date.

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Incentive Compensation. You shall have an annual Bonus Target of Forty Percent (40%) of your annual Base Salary. Such bonus compensation will be measured, determined, and paid out on a quarterly basis—with Ten Percent (10%) of your annual Base Salary being your quarterly Bonus Target. Determination of quarterly bonus achievement ranging from 0% to 200% will be based on zColo’s financial performance measured against predefined targets and shall be in the sole discretion of the Board of Managers of Zayo Group. Bonus payments are earned on the day the Company distributes the payments; accordingly, you must be employed on the day the Company distributes the bonus payments to be eligible to receive the payment. Notwithstanding the above, you will receive a quarterly bonus of not less than 150% of your quarterly Bonus Target for the first six (6) quarters of your employment with the Company; subject to you being actively employed with the Company during said period of time.

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Employee Benefits. You shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites in which other Company executives or officers participate. The terms and conditions of your participation in the Company’s employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program. To this end, effective on the first day of the month following your start date, you are eligible for coverage under the Company’s Group Medical, Dental, and Life Insurance plans. The Company also offers participation in a 401(k) plan that is administered through ADP. Within seven days of the first day of employment, zColo and ADP will provide additional information about the Company’s objectives and policies, benefit programs, and general employment conditions.

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Equity Participation. You shall be issued Five-Hundred Thousand (500,000) Class B Common Units in Communications Infrastructure Investments, LLC (CII LLC) and Three-Hundred Thousand (300,000) Class C Common Units in Communications Infrastructure Investments, LLC (CII LLC) subject to you executing and complying with CII LLC’s standard Employee Equity Agreement and associated documents (which include a non-disclosure agreement and other ancillary agreements). All issuances of Common Units/management equity are subject to CII LLC Board approvals. The Common Units will be subject to a four (4) year vesting schedule (i.e. 1/4 vesting at the end of year one and then 1/48th vesting each month thereafter till the end of the 4th year).

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Signing Bonus. A one-time signing bonus is offered for this position in the amount of Sixty-Thousand Dollars ($60,000). Such bonus compensation is intended to off-set taxes that will be payable in accordance with the issuance of Class B Common Units. In the event that you decide to resign voluntarily before the first anniversary of your employment, you will be required to pay back to the Company the pro-rata amount of the signing bonus. Notwithstanding the above, at all times any and all tax liability associated with the issuance of Class B Common Units will be your responsibility.

Your start date for work with zColo will be June 15, 2010 at 400 Centennial Parkway, Suite 2
Louisville, CO 80027.
This offer and continued employment at zColo are contingent upon the following:
1. Your ability to document that you are lawfully authorized to work in the United States by producing the appropriate documents.
For example, a valid U.S. passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility. Additionally, a current driver’s license or voter’s registration card in addition to a social security card or a certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on Form I-9 of the Immigration and Naturalization Service. Please contact me if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.
2. Your agreement to and signature acknowledging the Company’s Employee Confidentiality and Intellectual Property Agreement, Employee Handbook and Human Resources Policies.
3. Your completion of a background check acceptable to the Company.
4. Acknowledge and represent, through your signature below, that:
•	any agreement you may have with any current or former employer or otherwise will not prohibit you from performing all aspects of the above-referenced job;

•	you have not taken any information that is marked as or which you have reason to believe is confidential, proprietary, and/or trade secrets from any prior employment; and

•	you will not use or disclose any confidential, proprietary, or trade secrets information that you might have knowledge of from any prior employment.

Neither this offer nor any statements made in any of our discussions may be considered a contract or a guarantee of employment for any specific period of time. Your employment with zColo is “at-will” which means that both you and the Company have the right to terminate your employment at any time with or without cause.
We are pleased to have you join our organization as a member of what we feel is a Company that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact me at 303-414-5771. I look forward to working with you in the future and hope you will find your employment a rewarding experience.
Sincerely,
Dan Caruso
CEO Zayo Group
Please indicate your acceptance by your signature and return this offer letter to me by                                                             . Thank you.

/s/ David Howson

Signature	Date